Exhibit 99.1

FOR IMMEDIATE RELEASE

January 27, 2022

Codorus Valley Bancorp, Inc.

Reports Fourth Quarter 2021 Earnings

-	Maintained cash dividend at $0.15 per share

-	Purchased 158,073 shares at a weighted average price of $22.30 during the fourth quarter

-	Board of Directors appointed new Chair, Vice Chair and Director in the fourth quarter

-	Board of Directors approved and adopted Amended and Restated By-laws of the Corporation in the fourth quarter

-	New online mortgage application and Everday Rewards+ credit card fully launched in the fourth quarter

-	Hunt Valley Connections Center scheduled to open in the Maryland market in the first quarter of 2022

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $2.7 million or $0.28 per diluted share, for the quarter ended December 31, 2021, as compared to net income of $4.8 million or $0.48 per diluted share, for the quarter ended December 31, 2020 and net income of $4.8 million or $0.49 per diluted share for the quarter ended September 30, 2021, representing a decrease of 43.4 percent and 43.7 percent, respectively. For the twelve months ended December 31, 2021, net income was $14.7 million or $1.50 per diluted share, compared to $8.4 million or $0.86 per diluted share, for the twelve months ended December 31, 2020, an increase of 73.6 percent.

“Throughout 2021, our team successfully moved forward on several strategic initiatives, while keeping our clients and associates safe and remaining committed to our communities and shareholders.  Net interest income for the fourth quarter 2021 increased by 2.9 percent, while total earnings for the fourth quarter 2021 decreased by 43.4 percent over the same period in 2020. Provision for loan losses increased by $1.0 million, non-interest income decreased by 4.6 percent and expenses increased by 14.8 percent, all contributing to the decline this quarter compared to the fourth quarter in 2020. Total earnings for 2021 increased by 73.6 percent over the prior year,” stated Craig L. Kauffman, President and CEO. “We look forward to the continued execution of our long-term business strategies in 2022, including the launch of our new mortgage products and a new rewards checking and savings offering, the upcoming relocation and opening of the Hunt Valley Connections Center in Maryland, and our ongoing investment in technology and infrastructure designed to drive revenue growth. As we look ahead, we’re excited to enhance our offerings and serve our clients through a variety of channels to meet their changing needs.”

REVIEW OF RESULTS

Balance Sheet

Loans

Loans held for investment, which include SBA-backed Paycheck Protection Program loans (SBA PPP loans), increased by $5.3 million from September 30, 2021 to December 31, 2021, or 1.4 percent annualized as the impact of SBA PPP loan forgiveness was offset by net commercial loan growth. Excluding SBA PPP loans, total loans increased by $31.6 million from September 30, 2021 to December 31, 2021, or 8.6 percent annualized.  SBA PPP loans, net of deferred fees and costs, declined by $27.1 million to $27.7 million at December 31, 2021 from $54.8 million at September 30, 2021 due to forgiveness activity.

Non-accrual loans decreased by $4.8 million to $33.6 million over the three months ended December 31, 2021 as a result of PeoplesBank’s progress in reducing such assets.

Investment Securities

Investment Securities increased by $29.7 million to $254.3 million at December 31, 2021 compared to $224.6 million at September 30, 2021, as the bank purchased mortgage-backed securities, corporate securities and municipal securities.

Deposits

Deposits increased by $94.4 million, or 18.4 percent annualized, reaching $2.1 billion at December 31, 2021. During the fourth quarter of 2021, non-interest bearing demand accounts increased by $63.7 million or 55.3 percent annualized. Also increasing during the fourth quarter of 2021 were interest bearing demand accounts by $7.9 million or 12.4 percent annualized and money market and savings accounts by $50.3 million or 23.8 percent annualized. Offsetting the increases was a $27.5 million or 22.5 percent annualized decline in certificates of deposit. The change in deposit mix resulted in an 11 basis point decrease in average interest bearing deposit cost of deposits to 0.33 percent for the quarter ended December 31, 2021, compared to 0.44 percent average interest bearing cost of deposits for the quarter ended September 30, 2021.

Income Statement

The Corporation’s net interest income for the three months ended December 31, 2021 was $15.7 million, an increase of 2.9 percent when compared to $15.2 million for the same period in 2020 and a decrease of 2.4 percent when compared to $16.1 million for the linked quarter.  For the twelve months ended December 31, 2021, net interest income was $62.1 million, an increase of $1.6 million or 2.7 percent compared to $60.5 million for the twelve months ended December 31, 2020. The Corporation’s tax-equivalent net interest margin (NIM) was 2.87 percent for the twelve months ended December 31, 2021, compared to 3.13 percent for the same period in 2020.  For the quarter ended December 31, 2021 and September 30, 2021, NIM was 2.75 percent and 2.90 percent, respectively. The growth of lower cost core deposits and resulting near-term growth in short-term investments served to dilute the reported NIM while having minimal impact on net interest income. PPP fees recognized during the quarter ended December 31, 2021 were $761,000, compared to $1.6 million for the quarter ended September 30, 2021 and $1.6 million for the quarter ended December 31, 2020, negatively impacting NIM. Deposits continued to shift to lower cost core deposits, reducing our average interest bearing cost of deposits by 40 basis points as compared to the quarter ended December 31, 2020, and 11 basis points on a linked quarter basis.

The provision for loan losses for the three months ended December 31, 2021 was $1.7 million compared to $760,000 for the same period in 2020 and $349,000 for the linked quarter. For the twelve months ended December 31, 2021, the provision for loan losses was $3.7 million compared to $14.7 million for the twelve months ended December 31, 2020. For the twelve months ended December 31, 2021, the decreased provision expense was attributed primarily to charge-offs arising from several commercial lending relationships during the prior period. Changes in the external environment created by the COVID-19 pandemic continue to impact the qualitative factors for certain loan segments in the allowance for loan loss analysis, but to a lesser extent than in the prior period. The Corporation’s nonperforming assets ratio was 2.22 percent as of December 31, 2021, a 19.3 percent decrease from the nonperforming assets ratio as of September 30, 2021 of 2.75 percent and a 13.3 percent decrease from the nonperforming assets ratio as of December 31, 2020 of 2.56 percent.

Noninterest income for the fourth quarter 2021 was $4.5 million, a decrease of $217,000 or 4.6 percent, as compared to noninterest income of $4.7 million for the fourth quarter 2020 and an increase of 365,000 or 8.9 percent as compared to the linked quarter. The decrease was primarily due to lower gains on sales of mortgage loans recognized during the current quarter, partially offset by higher income in all other categories, particularly trust and wealth fees, as compared to the prior periods. For the twelve months ended December 31, 2021, noninterest income was $16.4 million, an increase of $473,000 or 3.0 percent, as compared to noninterest income of $15.9 million for the twelve months ended December 31, 2020, as higher wealth management fees, service charges on deposits, income from bank owned life insurance, gains on sales of SBA loans and income from loan swap referral fees have each contributed to an increase in recurring noninterest income. Included in noninterest income is an impairment loss of $1.1 million on the sale of the Dover Financial Center.

Noninterest expense was $15.1 million for the fourth quarter 2021, an increase of $1.9 million or 14.8 percent, as compared to noninterest expense of $13.1 million for the fourth quarter 2020 and an increase of 10.3 percent compared to noninterest expense of $13.7 million for the linked quarter. Personnel, professional and legal and marketing expenses increased in the fourth quarter 2021 compared to the same period in 2020 and the linked quarter. For the twelve months ended December 31, 2021, noninterest expense totaled $56.2 million, an increase of $5.0 million or 9.8 percent, compared to $51.2 million for the twelve months ended December 31, 2020. Increased personnel, professional and legal, external data processing and marketing expense were the primary factors in the increase year-over-year.

Income tax expense for the quarter ended December 31, 2021 was $639,000, compared to $1.3 million, for the same period in 2020 and $1.4 million in the linked quarter. The effective tax rate for the three months ended December 31, 2021, December 31, 2020 and September 30, 2021 was 19.2 percent, 20.9 and 22.2 percent, respectively. Income tax expense for the twelve months ended December 31, 2021 was $4.0 million, compared to $2.0 million for the twelve months ended December 31, 2020. The effective tax rate for the twelve months ended December 31, 2021 and December 31, 2020 was 21.1 percent and 19.4 percent, respectively.

Dividend Declared and Stock Buyback

On January 11, 2022, the Board of Directors of the Corporation (the Board) declared a regular quarterly cash dividend of $0.15 per share, payable on February 8, 2022 to shareholders of record at the close of business on January 25, 2022. The payment of this $0.15 per share cash dividend for the first quarter 2022 is equal to the cash dividend paid in the prior quarter.

The Corporation repurchased 158,073 shares at a weighted average price of $22.30 per share during the fourth quarter 2021.

COVID-19

Cases of COVID-19 continued to escalate in the Pennsylvania and Maryland markets with the emergence of the Omicron variant during the fourth quarter of 2021. To combat the rise in COVID-19 cases, PeoplesBank announced temporary closures of lobbies without an appointment where drive-thru service is available. The purpose of these lobby closures was to ensure consistent operations of all financial centers and to protect associates during an elevated time of infection. Lobbies will re-open on January 31, 2022. In addition, PeoplesBank is encouraging those associates who are able to work remotely to temporarily return to full-time remote work.

PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. To date, the Bank has processed SBA PPP loans totaling approximately $250 million. PeoplesBank has successfully worked with borrowers and SBA to process forgiveness on 91.2 percent of total SBA PPP loans processed. Currently, $27.7 million of SBA PPP loans remain outstanding.

Board News

The Corporation announced in December several updates to the composition of its Board, as well as initiatives to further enhance its corporate governance practices.  As part of the Company’s long-term succession plan, the Board appointed current PeoplesBank Director Keith M. Cenekofsky, CPA as director of the Corporation effective January 1, 2022. Mr. Cenekofsky succeeded Larry J. Miller, who retired as Executive Chair of the Board on December 31, 2021. In addition, Cynthia A. Dotzel, CPA and J. Rodney Messick were appointed to new positions on the Board, effective January 1, 2022. Ms. Dotzel now serves as Board Chair and Mr. Messick serves as Board Vice Chair.

The Board also announced that as part of its ongoing corporate governance review, it has approved and adopted Amended and Restated By-laws of the Corporation. The Board has adopted a majority vote standard for uncontested director elections. This enhancement, along with several others as outlined in the associated Current Report on Form 8-K, are designed to ensure that the Company is promoting industry leading corporate governance practices. The Company and the Board will continue to maintain an open dialogue with shareholders.

Business Lines

The new Hunt Valley Connections Center will open on February 7, 2022 as the first Connections Center in the Maryland market. This will replace the Hunt Valley Financial Center that is located nearby. The new location will allow PeoplesBank to consolidate business, mortgage, and wealth operations in Maryland contributing to our overall strategy of optimizing our delivery channels and provide clients an enhanced retail banking experience. The Hunt Valley Connections Center will feature expanded hours, drive-thru service and a drive-thru ATM, comfortable conversation areas to speak with a financial mentor, the vision board experience, and a concierge area to assist with digital banking needs.

In the fourth quarter of 2021, PeoplesBank announced the closure of the Young Manor Business Banking Center in downtown Hanover. The location closed at the beginning of the pandemic and clients have been directed to the North and South Hanover Financial Centers. The official closing will occur on February 11, 2022.

The Mortgage Banking Division fully rolled out a new online mortgage application in the fourth quarter of 2021. The online application will enhance new mortgage opportunities and create increased efficiencies and improve the client experience. In addition, a new Everyday Rewards+ credit card launched in December 2021.

Plans are underway to roll out new small business products with streamlined underwriting and electronic small business loan applications in 2022.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing COVID-19 pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2020 Form 10-K and 2021 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Craig L. Kauffman President and CEO 717-747-1501 ckauffman@peoplesbanknet.com	Larry D. Pickett, CPA Treasurer 717-747-1502 lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Quarterly			Year-to-Date
	4th Qtr	3rd Qtr	4th Qtr	December 31,
	2021	2021	2020	2021	2020
Interest income	$17,519	$18,301	$18,275	$71,691	$75,713
Interest expense	1,858	2,253	3,063	9,591	15,253
Net interest income	15,661	16,048	15,212	62,100	60,460
Provision for loan losses	1,731	349	760	3,663	14,675
Noninterest income	4,473	4,108	4,690	16,365	15,892
Noninterest expense	15,070	13,659	13,126	56,215	51,204
Income before income taxes	3,333	6,148	6,016	18,587	10,473
Provision for income taxes	639	1,365	1,259	3,928	2,031
Net income	$2,694	$4,783	$4,757	$14,659	$8,442
Basic earnings per share	$0.28	$0.49	$0.49	$1.51	$0.86
Diluted earnings per share	$0.28	$0.49	$0.48	$1.50	$0.86

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	December 31,	December 31,	September 30,
	2021	2020	2021
Cash and short term investments	$545,494	$335,793	$491,417
Investment securities	255,596	187,595	225,887
Loans	1,537,627	1,560,570	1,533,756
Allowance for loan losses	(22,782)	(21,264)	(22,336)
Net loans	1,514,845	1,539,306	1,511,420
Premises and equipment, net	21,955	25,206	21,993
Operating leases right-of-use assets	1,697	2,386	1,915
Goodwill	2,301	2,301	2,301
Other assets	76,684	69,612	75,223
Total assets	$2,418,572	$2,162,199	$2,330,156

Deposits	$2,143,765	$1,863,539	$2,049,360
Borrowed funds	32,340	55,146	33,886
Subordinated debentures	30,683	30,602	30,663
Operating leases liability	1,803	2,515	2,031
Other liabilities	14,476	12,437	15,504
Shareholders’ equity	195,505	197,960	198,712
Total liabilities and shareholders’ equity	$2,418,572	$2,162,199	$2,330,156

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2021	2021	2021	2021	2020	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2021	2020
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$2,694	$4,783	$3,282	$3,900	$4,757	$14,659	$8,442
Basic earnings per share	$0.28	$0.49	$0.33	$0.40	$0.49	$1.51	$0.86
Diluted earnings per share	$0.28	$0.49	$0.33	$0.40	$0.48	$1.50	$0.86
Cash dividends paid per share	$0.15	$0.13	$0.13	$0.13	$0.10	$0.54	$0.52
Book value per share	$20.64	$20.72	$20.44	$20.12	$20.16	$20.64	$20.16
Tangible book value per share (2)	$20.40	$20.48	$20.20	$19.89	$19.93	$20.40	$19.92
Average shares outstanding	9,506	9,699	9,816	9,842	9,804	9,715	9,782
Average diluted shares outstanding	9,548	9,748	9,848	9,867	9,831	9,753	9,809

Performance Ratios (%)
Return on average assets (3)	0.46	0.83	0.58	0.71	0.90	0.64	0.41
Return on average equity (3)	5.46	9.56	6.56	7.96	9.66	7.38	4.35
Net interest margin (4)	2.75	2.90	2.80	3.04	3.03	2.87	3.13
Efficiency ratio (5)	74.31	67.33	74.81	68.36	65.56	71.13	66.68
Net overhead ratio (3)(6)	1.79	1.66	1.85	1.69	1.60	1.75	1.73

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.34	0.01	0.11	0.02	0.10	0.14	0.93
Allowance for loan losses to total loans (7)	1.49	1.47	1.43	1.42	1.38	1.49	1.38
Nonperforming assets to total loans and foreclosed real estate	2.22	2.75	2.59	2.55	2.56	2.22	2.56

Capital Ratios (%)
Average equity to average assets	8.34	8.70	8.88	8.97	9.32	8.72	9.52
Tier 1 leverage capital ratio	8.59	8.92	9.11	9.39	9.58	8.59	9.58
Common equity Tier 1 capital ratio	12.11	12.38	12.87	13.13	13.10	12.11	13.10
Tier 1 risk-based capital ratio	12.74	13.01	13.53	13.81	13.79	12.74	13.79
Total risk-based capital ratio	15.92	16.21	16.80	17.13	17.13	15.92	17.13

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

(in thousands, except per share data)	2021	2021	2021	2021	2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Total Shareholders’ Equity	$195,505	$198,712	$199,273	$198,751	$197,960
Less: Goodwill and Other Intangible Assets	(2,301)	(2,306)	(2,307)	(2,307)	(2,308)
Tangible Shareholders' Equity	$193,204	$196,406	$196,966	$196,444	$195,652

Common Shares Outstanding	9,472	9,592	9,752	9,877	9,821
Book Value Per Share	$20.64	$20.72	$20.44	$20.12	$20.16

Book Value Per Share	$20.64	$20.72	$20.44	$20.12	$20.16
Effect of Intangible Assets	(0.24)	(0.24)	(0.24)	(0.23)	(0.24)
Tangible Book Value Per Share	$20.40	$20.48	$20.20	$19.89	$19.92

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020

(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$497,931	$191	0.15%	$454,474	$174	0.15%	$259,197	$66	0.10%
Investment securities:
Taxable	215,571	1,010	1.86	193,854	933	1.91	162,921	579	1.41
Tax-exempt	23,618	118	1.98	21,594	109	2.00	18,925	119	2.49
Total investment securities	239,189	1,128	1.87	215,448	1,042	1.92	181,846	698	1.52
Loans:
Taxable (1)	1,520,641	16,097	4.20	1,519,946	17,028	4.44	1,556,194	17,462	4.45
Tax-exempt	11,004	160	5.78	9,430	99	4.17	8,994	91	4.03
Total loans	1,531,645	16,257	4.21	1,529,376	17,127	4.44	1,565,188	17,553	4.45
Total earning assets	2,268,765	17,576	3.07	2,199,298	18,343	3.31	2,006,231	18,317	3.62
Other assets (2)	99,625			102,294			106,207
Total assets	$2,368,390			$2,301,592			$2,112,438
Liabilities and Shareholders' Equity
Deposits:
Interest bearing demand	$963,920	354	0.15%	$906,383	451	0.20%	$798,200	$459	0.23%
Savings	147,584	14	0.04	139,940	18	0.05	108,171	15	0.06
Time	476,061	965	0.80	500,718	1,255	0.99	540,971	2,179	1.60
Total interest bearing deposits	1,587,565	1,333	0.33	1,547,041	1,724	0.44	1,447,342	2,653	0.73
Short-term borrowings	11,505	12	0.40	11,890	12	0.40	9,143	9	0.39
Long-term debt	23,540	145	2.44	23,707	148	2.48	49,218	309	2.49
Subordinated debentures	30,676	369	4.77	30,656	369	4.78	10,311	92	3.54
Total interest bearing liabilities	1,653,286	1,859	0.45	1,613,294	2,253	0.55	1,516,014	3,063	0.80
Noninterest bearing deposits	503,035			474,796			392,465
Other liabilities	14,502			13,289			9,880
Shareholders' equity	197,567			200,213			194,080
Total liabilities and shareholders' equity	$2,368,390			$2,301,592			$2,112,439
Net interest income (tax equivalent basis)		$15,717			$16,090			$15,254
Net interest margin (3)			2.75%			2.90%			3.02%
Tax equivalent adjustment		(57)			(42)			(210)
Net interest income		$15,660			$16,048			$15,044

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Twelve Months Ended
	December 31, 2021			December 31, 2020

(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$415,840	$550	0.13%	$202,267	$564	0.28%
Investment securities:
Taxable	182,535	3,364	1.84	147,562	2,908	1.97
Tax-exempt	21,349	453	2.12	20,852	593	2.84
Total investment securities	203,884	3,817	1.87	168,414	3,501	2.08
Loans:
Taxable (1)	1,543,078	67,060	4.35	1,557,861	71,457	4.59
Tax-exempt	9,855	447	4.54	9,563	388	4.06
Total loans	1,552,933	67,507	4.35	1,567,424	71,845	4.58
Total earning assets	2,172,657	71,874	3.31	1,938,105	75,910	3.92
Other assets (2)	104,776			101,020
Total assets	$2,277,433			$2,039,125
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$880,576	1,660	0.19%	$752,148	$2,935	0.39%
Savings	134,268	62	0.05	99,347	65	0.07
Time	505,981	5,503	1.09	548,941	10,541	1.92
Total interest bearing deposits	1,520,825	7,225	0.48	1,400,436	13,541	0.97
Short-term borrowings	10,451	42	0.40	8,428	38	0.45
Long-term debt	34,127	848	2.48	62,346	1,582	2.54
Subordinated debentures	30,646	1,476	4.82	2,550	92	3.61
Total interest bearing liabilities	1,596,049	9,591	0.60	1,473,760	15,253	1.03
Noninterest bearing deposits	468,203			360,494
Other liabilities	14,660			10,659
Shareholders’ equity	198,521			194,212
Total liabilities and shareholders’ equity	$2,277,433			$2,039,125
Net interest income (tax equivalent basis)		$62,283			$60,657
Net interest margin (3)			2.87%			3.13%
Tax equivalent adjustment		(183)			(197)
Net interest income		$62,100			$60,460

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.